Exhibit 99.1

March 23, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

February 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of  February 28, 2007 served by J:COM’s 24 managed franchises reached 2.63 million, up 480,900, or 22.3% since February 28, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.56 million, up 828,000 or 22.2% since February 28, 2006. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.73 as of February 28, 2007 from February 28, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.78 as of February 28, 2007 from 1.73 since February 28, 2006. Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television		High-Speed Internet Access		Telephony		RGU Total		Total Subscribing Households
As of February 28, 2007	2,196,800		1,160,600		1,202,800		4,560,200		2,634,400
	Digital:1,176,000

As of February 28, 2006	1,805,500		927,800		998,900		3,732,200		2,153,500

Net year-over-year increase	391,300		232,800		203,900		828,000		480,900

Net increase as percentage	21.7	％	25.1	％	20.4	％	22.2	％	22.3	％

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 23 franchises; 40 systems:

Consolidated Systems Total	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of February 28, 2007	2,110,600	1,120,000	1,148,200	4,378,800	2,524,500
	Digital:1,135,700

As of February 28, 2006	1,694,000	879,800	938,300	3,512,100	2,019,900

Net year-over-year increase	416,600	240,200	209,900	866,700	504,600
Net increase as percentage	24.6%	27.3%	22.4%	24.7%	25.0%

About J:COM

Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.63 million subscribing households (as of February 28, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 managed franchises (as of  February 28, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is 9.77 million (of which Cable West group has approximately 1.4 million  as of February 28, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.